Exhibit 99.1


FCG and Montrose Memorial Hospital Announce Multi-Year IT Outsourcing Agreement


    LONG BEACH, Calif.--(BUSINESS WIRE)--May 4, 2006--First Consulting Group, Inc. (FCG), (NASDAQ:FCGI), and Montrose Memorial Hospital (MMH) today announced the signing of a sixty-seven month IT outsourcing agreement estimated at $6.1 million.
    FCG will manage and operate MMH's Information Technology (IT) operations, including help desk and desktop support, data center, network operations, and telecommunications. MMH's IT environment runs the full suite of MEDITECH applications. FCG will provide a blended site solution using a combination of its Nashville, Tennessee datacenter for help desk and remote network/data center monitoring and hosting applications while having dedicated management, applications support and break-fix capabilities and resources onsite.
    Ken Platou, chief executive officer of MMH, said, "Montrose Memorial Hospital is pleased to enter into this comprehensive agreement with FCG. We have worked with them in the past and have developed a great deal of respect for their expertise and professionalism. We look forward to this exciting new relationship."
    Steve Heck, president and interim chief executive officer of FCG, said, "This relationship will allow Montrose Memorial Hospital to continue to focus on delivering high quality care to patients in southwestern Colorado while its information systems enable improved access to critical information. We are proud to partner with Montrose in announcing this latest outsourcing relationship and our supporting role at MMH."

    About Montrose Memorial Hospital

    Montrose Memorial Hospital (MMH), established by the Montrose County Commissioners in 1949, is a 75 bed Regional Medical Center providing a full range of medical services to the residents of southwestern Colorado. MMH also operates clinics in Olathe and Naturita, Colorado. MMH is accredited by the Joint Commission on Accreditation of Healthcare Organizations and is managed by QHR. MMH is a member of the American Hospital Association, Colorado Hospital Association, and the Western Healthcare Alliance. For more information about MMH, visit www.montrosehospital.com.

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementations and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of on-site, off-site and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Important Notice Regarding Forward-Looking Statements

    This release contains forward-looking statements, including estimates of (i) the future value and duration of the outsourcing agreement between FCG and MMH; and (ii) the potential effects of such agreement on FCG and MMH. These forward-looking statements involve known and unknown risks which may cause FCG's actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. Some of the risks that should be considered include whether the outsourcing agreement may be amended, modified or terminated early by the parties, how FCG manages the current information systems and the outsourced environment at MMH under the terms of the contract, including transition to and integration of the outsourced operations and personnel and management of any growth in demand for services, and other factors referenced in FCG's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


    CONTACT: First Consulting Group, Inc.
             Thomas Reep, 562-624-5250